CYTORI THERAPEUTICS CONTACT
Megan McCormick
+1.858.875.5279
mmccormick@cytori.com

Gail K. Naughton, PhD to Join Cytori Therapeutics’ Board of Directors

SAN DIEGO, July 2, 2014 – Cytori Therapeutics (NASDAQ: CYTX) today announced that the Company’s Board of Directors has appointed Gail K. Naughton, PhD to serve as an independent director, effective July 1, 2014.

“Dr. Naughton has a unique background in both development and commercialization of regenerative medicine and tissue-based products,” said Dr. Marc Hedrick, President and CEO of Cytori. “Her leadership qualities, specialized sector knowledge and deep industry connections will be valuable both in the board room and to our management team.”

“I have been watching Cytori and their progress for the past ten years. The Company is at a pivotal phase of their development,” said Dr. Naughton. “I am honored to be able to provide the benefit of my background and experience to help them grow shareholder value.”

Dr. Naughton is a pioneer in the field of regenerative medicine. She was the co-founder and co-inventor of the technology at Advanced Tissue Sciences where she held key management positions for more than 15 years, including President, Chief Operating Officer and Director. She also served as the Dean of the College of Business Administration at San Diego State University for nine years. Currently, Dr. Naughton serves as the Chief Executive Officer and the Chairman of the Board of Histogen, a regenerative medicine company she founded in 2007. Dr. Naughton also currently serves on the Board of Directors for CR Bard, Inc. Dr. Naughton holds a B.S. in Biology from St. Francis College as well as a Master’s in Histology and a PhD in cell biology from New York University Medical Center. She also holds an EMBA from the Anderson School at the University of California, Los Angeles.

About Cytori Therapeutics

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs™) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs™ improve blood flow, modulate the inflammatory response and rescue tissue at risk of dying. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

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